Exhibit 99.2

CORMEDIX INC. ANNOUNCES LEADERSHIP UPDATES AND OPERATIONAL CHANGES

Berkeley Heights, NJ – May 12, 2022 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced updates regarding its leadership team and changes regarding its international operations:

•	Joe Todisco, Chief Executive Officer of CorMedix, officially joined the organization on Tuesday May 10th.
•	Liz Hurlburt, EVP of Clinical Operations, has been promoted to an expanded role as EVP of Clinical & Medical Affairs, assuming oversight of Medical Affairs, Drug Safety and Pharmacovigilance, in addition to her existing Clinical Operations responsibilities.
•	Donna Ucci has joined the Company as Senior Vice President and Head of Global Quality, reporting directly to the CEO. Donna joins CorMedix after most recently serving as VP Global Quality Management at Amneal Pharmaceuticals, and with more than 20 years Quality leadership experience in previous roles at Impax, Allergan, and Pfizer.
•	Frank Raffaele has joined the company as VP of Supply Chain, and brings more than 30 years of manufacturing and supply chain experience, most recently with Quotient Sciences and Teva Pharmaceuticals.
•	The Company and Tom Nusbickel, EVP and Chief Commercial Officer, have mutually agreed to part ways.
•	The Company will begin the process of winding down its European operations and will discontinue the distribution of Neutrolin, which is CE marked as a medical device in Europe. The Company intends to focus near-term efforts on securing NDA approval and commercialization of DefenCath in the US market.

 “I am excited to begin my tenure this week at CorMedix”, said Joe Todisco, CorMedix CEO. “The new hires we announced add significant expertise in quality, manufacturing and supply chain, and join a highly skilled team of professionals who I have had the privilege of getting to know over the past several weeks. I look forward to working closely with the broader CorMedix team as we aim to transition to a commercial organization and bring DefenCath to patients.”

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the original New Drug Application (NDA) received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. The company received a Complete Response Letter from FDA stating that the original NDA could not be approved until deficiencies at the contract manufacturing facility were satisfactorily resolved and we believe the deficiencies have been addressed in the resubmitted NDA that has been accepted for filing by FDA. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels. The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. Neutrolin® is CE Marked and marketed in Europe and other territories as a medical device. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the DefenCath development path for marketing authorization; the resources needed to secure approval of the new drug application for DefenCath from the FDA; our ability to address the deficiencies identified at our CMO in connection with the manufacture of DefenCath; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. We continue to assess to what extent the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

daniel@lifesciadvisors.com

(617) 430-7576